UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 17, 2010

CHEROKEE INC.

(Exact name of registrant as specified in its charter)

Delaware	1-18640	95-4182437
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6835 Valjean
Van Nuys, California 91406

(Address of Principal Executive Offices) (Zip Code)

(818) 908-9868

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)           On December 17, 2010, Russell J. Riopelle, previously the Chief Financial Officer of Cherokee Inc. (“Cherokee”), ended his employment relationship with Cherokee.  Mr. Riopelle also previously served as Cherokee’s principal accounting officer and principal financial officer.  In connection with Mr. Riopelle’s departure, on December 17, 2010, Cherokee and Mr. Riopelle entered into a Separation Agreement (the “Separation Agreement”).  A description of the Separation Agreement is described under subsection (e) below.

(c)          Effective as of December 17, 2010, Mr. Mark DiSiena, age 44, was appointed as our Chief Financial Officer.  As Cherokee’s Chief Financial Officer, Mr. DiSiena will be Cherokee’s principal financial officer and Cherokee’s principal accounting officer.  Prior to joining Cherokee, Mr. DiSiena was most recently a strategy and finance consultant. Previously, Mr. DiSiena served in various roles, including: chief financial officer of 4Medica, a privately-held software company, and held key management roles at KineticTide and Lucent Technologies. He began his career as an auditor at the public accounting firm of Coopers & Lybrand. Mr. DiSiena holds a B.S. in Accounting from New York University Undergraduate School of Business, a J.D. from Vanderbilt University School of Law, and an M.B.A. from Stanford University Graduate School of Business. Mr. DiSiena is an Attorney-at-Law, licensed in the state of New York and a Certified Public Accountant, licensed in the state of California.  Mr. DiSiena’s current annual salary is approximately $150,000.  Mr. DiSiena will become eligible to participate in Cherokee’s employee benefit plans upon the 90 day anniversary of his start date at Cherokee, which began on November 8, 2010.

(e)           On December 17, 2010, Cherokee and Mr. Riopelle entered into the Separation Agreement.  The Separation Agreement provides for Mr. Riopelle to continue to receive bi-weekly payments of $12,884.62, less applicable withholdings, through April 29, 2011 in accordance with Cherokee’s standard payroll practices (the “Severance Payment”). In consideration for the Severance Payment, Mr. Riopelle agreed to a broad release of any claims he may have against Cherokee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHEROKEE INC.

Dated: December 21, 2010	By:	/s/ Mark DiSiena
Mark DiSiena
Chief Financial Officer